Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

Sonnet BioTherapeutics Holdings, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule		Amount Registered (1)		Proposed Maximum Offering Price Per Share		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Common Stock, $0.0001 par value per share	457	(c)	5,000,000	(2)	$1.76	(3)	$8,800,000.00	0.0001476	$1,298.88
		Total Fees Previously Paid									$1,298.88
		Total Fee Offsets									$—
		Net Fee Due									$1,298.88

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), there is also being registered hereby such indeterminate number of additional shares of common stock, par value $0.0001 per share (“Common Stock”), of Sonnet BioTherapeutics Holdings, Inc. (the “Company”) as may be issued or issuable because of stock splits, stock dividends, stock distributions, and similar transactions.

(2	Includes 5,000,000 shares of Common Stock that are available to be issued and sold by the Company to Chardan Capital Markets LLC (“Chardan”) from time to time at the Company’s election pursuant to a ChEF Purchase Agreement, dated as of May 2, 2024, between the Company and Chardan, subject to satisfaction of the conditions set forth therein.

(3)	Estimated solely for the purpose of calculating the registration fee, based on the average of the high and low prices of the shares of Common Stock on The Nasdaq Stock Market on April 30, 2024. This calculation is in accordance with Rule 457(c) of the Securities Act.